Federal-Mogul Achieves Record Q3 Sales and Strong Profitability

Federal-Mogul Continues to Gain Global Market Share with Leading Technology and Innovation

SOUTHFIELD, Mich., Oct. 27, 2011 /PRNewswire/ -- Federal-Mogul Corporation (NASDAQ: FDML) today announced record third quarter sales and strong financial results versus the same period of 2010. Total sales were $1.7 billion, up 12%, on market share gains, higher volumes and favorable currency, versus the third quarter 2010. Gross margin was $263 million or 15.2% of sales, a $25 million increase over the third quarter of 2010. Selling, general and administrative expenses were $172 million or 9.9% of sales in the quarter. Net income was $34 million or $0.34 per diluted share compared to $53 million or $0.53 per diluted share in Q3 2010. Net income of $34 million compares favorably to an adjusted net income of $29 million in Q3 2010 when excluding the non-cash OPEB curtailment gain recorded in Q3 of last year. Federal-Mogul's operational EBITDA(2) was $166 million in the third quarter 2011, or 9.6% of sales. This result reflects continued strong operating performance combined with additional investment in R&D and new program start-up costs to support market share growth in the original equipment business. Increases in capital investments and working capital were required to support volume and market share growth resulting in a cash outflow(3) of $(71) million.

($ millions)	Q3 2011	Q3 2010	B/(W)
Net Sales	$1,732	$1,544	$188
Gross Margin	263	238	25
SG&A Percent of Sales	9.9%	10.6%	0.7	pts.
Net Income (attributable to Federal-Mogul)	34	53	(19)
Adjusted Net Income (attributable to Federal-Mogul)(1)	34	29	5
EPS	0.34	0.53	(0.19)
Adjusted EPS	0.34	0.29	0.05
EBITDA(2)	166	164	2
Cash Flow(3)	$(71)	$10	$(81)

"Federal-Mogul's leading technology and innovation in the original equipment markets continues to be in high demand and we achieved all-time record third quarter sales while maintaining world-class quality and delivery performance and strong operating margins," said Jose Maria Alapont, Federal-Mogul president and chief executive officer.

"Federal-Mogul, during the quarter, attained higher volumes with newly launched innovative powertrain technologies that help automakers to improve fuel economy and reduce emissions. The DuraBowl®, Elastoval II® and Monosteel® pistons, LKZ® oil control rings and IROX® engine bearings added significantly to revenue growth in mature markets and helped conquest new business opportunities in strategic growth markets such as China, India and Russia," Alapont explained.

Net sales increased $188 million, an increase of 12%, or 7% on a constant dollar basis, versus Q3 2010. Original equipment (OE) sales were up 19%, or 13% on a constant dollar basis. The 19% OE sales growth features increases in BRIC markets of 28%, with a 29% OE sales increase in China and a 35% increase in India. In the U.S. sales were up 10% and in Europe up 20%, driven by strong powertrain sales and favorable currency versus the same period of 2010. The global aftermarket business segment reported 1% higher sales, which includes three points of positive currency exchange impact, versus the same period of 2010. Aftermarket sales in Q3 included strong revenue increases in BRIC markets with China up 14% and India up 18%.

Federal-Mogul had a gross margin of $263 million or 15.2%, an increase of 11% versus $238 million recorded in Q3 2010. The company continues to operate efficiently and at higher utilization rates by delivering on higher sales demand in the original equipment markets. In addition, the company continues to gain incremental revenue for additional technological content and has been effective at recovering, through pricing, the changes associated with fluctuations in raw material costs.

The company's selling, general and administrative costs were $172 million or 9.9% of sales in Q3 2011, down from 10.6% of sales in Q3 2010. The company continues to place a strong emphasis on operating performance in order to effectively allocate resources to advanced technology development and fast-growth-market expansion. SG&A expenses have improved by more than 5 percentage points since 2005 as a result of the company's actions to improve global efficiency.

Federal-Mogul reported operational EBITDA of $166 million, or 9.6% of sales in Q3 2011, another strong quarter of profitable performance. The EBITDA result in Q3 reflects the company's solid operating profitability which enabled further investments in market share growth, expanded aftermarket distribution and sales capability in growth markets and intensified R&D on leading innovations to improve fuel economy, reduce emissions and enhance vehicle safety.

Federal-Mogul continues to implement initiatives to strengthen EBITDA including reducing raw material costs through competitive supply agreements, sourcing a higher proportion of mid-range aftermarket products, increasing existing site manufacturing capacity and investing in additional best cost locations.

Federal-Mogul had net income of $34 million or $0.34 earnings per diluted share in Q3 2011 which compares favorably to an adjusted net income of $29 million in Q3 2010, when excluding $24 million of non-cash income from OPEB curtailment gains.

The company continues to invest in new program launches and other business development actions to support OE sales growth and new mid-range and private label product lines for the global aftermarket. In support of current and future OE, OES and aftermarket programs, the company invested $105 million in capital expenditures in the quarter. These combined actions resulted in a cash outflow of $(71) million in Q3 2011. Federal-Mogul maintained its $1.5 billion liquidity including a $0.5 billion undrawn revolver and $1.0 billion in cash at the end of Q3 2011.

"Federal-Mogul delivered again on its commitment to develop sustainable global profitable growth through leading technology, innovation and strong financial performance. Our record Q3 sales, strong EBITDA and net income results show our ability to efficiently utilize existing global capacity to satisfy increasing demand. We simultaneously invested in the development of the business to increase market share and position the company to capitalize on growth in developing markets," said Alapont.

(1) Adjusted net income is defined as net income attributable to Federal-Mogul before OPEB curtailments gains.

(2) Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and OPEB curtailment gains or losses.

(3) Cash flow is equal to net cash provided from operating activities less net cash used by investing activities.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety solutions to the world's foremost original equipment manufacturers of automotive, commercial, aerospace, marine, rail and off-road vehicles; industrial, agricultural and power generation equipment; as well as the worldwide aftermarket. Federal-Mogul's leading technology and innovation, lean manufacturing expertise, and global distribution network deliver world-class products, brands and services at a competitive cost. The company's sustainable global profitable growth strategy creates value for its employees, customers and shareholders. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs approximately 45,000 people in 35 countries.

Federal-Mogul's aftermarket products are sold under a variety of well-known brands, including: Abex®, AE®, ANCO®, Beral®, Carter®, Champion®, FP Diesel®, Fel-Pro®, Ferodo®, Glyco®, Goetze®, MOOG®, National®, Necto®, Nural®, Payen®, Precision®, Sealed Power®, Speed-Pro® and Wagner®. All Federal-Mogul trademarks are owned by Federal-Mogul Corporation, or one or more of its subsidiaries, in one or more countries. Visit the company's website at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions.

Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

*Please note accent over 'e' in Jose Maria Alapont

CONTACT:	Jim Burke (248) 354-4530 for media questions
David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$ 1,732	$ 1,544	$ 5,256	$ 4,631
Cost of products sold	(1,469)	(1,306)	(4,415)	(3,865)

Gross margin	263	238	841	766

Selling, general and administrative expenses	(172)	(164)	(522)	(516)
OPEB curtailment gains	-	24	-	28
Interest expense, net	(32)	(32)	(95)	(98)
Amortization expense	(12)	(12)	(36)	(37)
Equity earnings of non-consolidated affiliates	7	6	27	24
Restructuring expense, net	(3)	(1)	(4)	(7)
Other (expense) income, net	(6)	1	(17)	(22)

Income before income taxes	45	60	194	138
Income tax expense	(9)	(6)	(40)	(18)

Net income	36	54	154	120
Less net income attributable to noncontrolling interests	(2)	(1)	(4)	(4)

Net income attributable to Federal-Mogul	$ 34	$ 53	$ 150	$ 116

Income per common share:
Basic	$ 0.34	$ 0.54	$ 1.52	$ 1.17
Diluted	$ 0.34	$ 0.53	$ 1.51	$ 1.17

FEDERAL-MOGUL CORPORATION Consolidated Balance Sheets
	(Unaudited) September 30 2011	December 31 2010
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$ 931	$ 1,105
Accounts receivable, net	1,195	1,075
Inventories, net	1,003	847
Prepaid expenses and other current assets	226	244
Total current assets	3,355	3,271

Property, plant and equipment, net	1,885	1,802
Goodwill and indefinite-lived intangible assets	1,424	1,431
Definite-lived intangible assets, net	447	484
Investments in non-consolidated affiliates	227	210
Other noncurrent assets	95	98

	$ 7,433	$ 7,296

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$ 90	$ 73
Accounts payable	750	660
Accrued liabilities	405	428
Current portion of postemployment benefit liability	47	47
Other current liabilities	169	143
Total current liabilities	1,461	1,351

Long-term debt	2,744	2,752
Postemployment benefits	1,137	1,172
Long-term portion of deferred income taxes	469	470
Other accrued liabilities	174	186

Shareholders' equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	-	-
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 98,904,500 outstanding shares as of September 30, 2011 and December 31, 2010)	1	1
Additional paid-in capital, including warrants	2,150	2,150
Accumulated deficit	(202)	(352)
Accumulated other comprehensive loss	(583)	(505)
Treasury stock, at cost	(17)	(17)
Total Federal-Mogul shareholders' equity	1,349	1,277
Noncontrolling interests	99	88
Total shareholders' equity	1,448	1,365

	$ 7,433	$ 7,296

FEDERAL-MOGUL CORPORATION Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30
	2011	2010
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income	$ 154	$ 120
Adjustments to reconcile net income to net cash provided from (used by) operating activities:
Depreciation and amortization	212	244
Restructuring expense, net	4	7
Payments against restructuring liabilities	(19)	(26)
Payments to settle non-debt liabilities subject to compromise, net	(1)	(16)
Equity earnings of non-consolidated affiliates	(27)	(24)
Cash dividends received from non-consolidated affiliates	14	27
Change in postemployment benefits, excluding OPEB curtailment gains	(30)	(23)
OPEB curtailment gains	-	(28)
Loss on Venezuelan currency devaluation	-	20
Gain on sale of property, plant and equipment	-	(2)
Changes in operating assets and liabilities:
Accounts receivable	(132)	(188)
Inventories	(171)	(36)
Accounts payable	90	117
Other assets and liabilities	30	63
Net Cash Provided From Operating Activities	124	255

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(282)	(166)
Payments to acquire business	-	(39)
Net proceeds from the sale of property, plant and equipment	-	2
Net Cash Used By Investing Activities	(282)	(203)
Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(22)	(22)
Decrease in other long-term debt	(3)	(2)
Increase in short-term debt	19	4
Net remittances on servicing of factoring arrangements	-	(13)
Net Cash Used By Financing Activities	(6)	(33)

Effect of foreign currency exchange rate fluctuations on cash	(10)	17
Effect of Venezuelan currency devaluation on cash	-	(16)
Effect of foreign currency fluctuations on cash	(10)	1

(Decrease) increase in cash and equivalents	(174)	20

Cash and equivalents at beginning of period	1,105	1,034

Cash and equivalents at end of period	$ 931	$ 1,054

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
	Millions of Dollars

Net Income	$36	$54	$154	$120
Depreciation and amortization	73	82	212	244
Interest expense, net	32	32	95	98
Expense associated with U.S. based funded pension plans	11	13	33	39
Restructuring expense, net	3	1	4	7
Adjustment of assets to fair value	-	(1)	3	7
OPEB curtailment gains	-	(24)	-	(28)
Income tax expense	9	6	40	18
Other	2	1	3	(4)
Operational EBITDA	$166	$164	$544	$501

Net Income Attributable to Federal-Mogul	$34	$53	$150	$116
OPEB curtailment gains	-	(24)	-	(28)
Adjusted Net income Attributable to Federal-Mogul	$34	$29	$150	$88

Cash Flow
Net cash provided from operating activities	$34	$78	$124	$255
Net cash used by investing activities	(105)	(68)	(282)	(203)
	$(71)	$10	$(158)	$52

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and OPEB curtailment gains or losses.